Exhibit 99.1

Bentley Systems, Incorporated Declares Second Quarter 2025 Dividend

EXTON, PA. – May 23, 2025 – Bentley Systems, Incorporated (Nasdaq: BSY), the infrastructure engineering software company, today announced that its Board of Directors declared a $0.07 per share dividend for the second quarter of 2025. The cash dividend is payable on June 12, 2025, to all stockholders of record of Class A and Class B common stock as of the close of business on June 3, 2025.

About Bentley Systems

Around the world, infrastructure professionals rely on software from Bentley Systems to help them design, build, and operate better and more resilient infrastructure for transportation, water, energy, cities, and more. Founded in 1984 by engineers for engineers, Bentley is the partner of choice for engineering firms and owner-operators worldwide, with software that spans engineering disciplines, industry sectors, and all phases of the infrastructure lifecycle. Through our digital twin solutions, we help infrastructure professionals unlock the value of their data to transform project delivery and asset performance.

For more information, contact:

Investors: Eric Boyer, IR@bentley.com

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a quarterly cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. For example, macroeconomic conditions, pandemic consequences, a change in business needs including working capital, or a change in income tax law relating to dividends, could cause the company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings.

© 2025 Bentley Systems, Incorporated. Bentley, the Bentley logo, and Cohesive are either registered or unregistered trademarks or service marks of Bentley Systems, Incorporated or one of its direct or indirect wholly owned subsidiaries. All other brands and product names are trademarks of their respective owners.